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                                                                    EXHIBIT 99.4


                            KRUG International Corp.

             OFFER TO EXCHANGE SENIOR SUBORDINATED ZERO COUPON NOTES
            DUE JULY 1, 2007 AND WARRANTS FOR UP TO 2,500,000 SHARES
                               OF ITS COMMON STOCK


To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

         KRUG International Corp ("KRUG") is offering, upon the terms and subject to the conditions set forth in the enclosed Offering Circular dated August 20, 1999 (the "Offering Circular") and the enclosed Letter of Transmittal (the "Letter of Transmittal" and, together with the Offering Circular, the "Exchange Offer"), to purchase up to 2,500,000 shares of its common stock (the "Common Stock") by exchanging for each share (the "Exchange Offer") (a) $5 Principal Amount of Senior Subordinated Zero Coupon Notes due July 1, 2007 (the "Notes") and (b) one-fourth of a Warrant, each whole Warrant entitling the Holder to purchase one share of Common Stock for $3.875, exercisable October 1, 2000 through September 30, 2002 (collectively, the "Exchange Consideration"). Alternatively, if you hold fewer than 100 shares of Common Stock as of August 13, 1999, instead of participating in the Exchange Offer, you may elect to tender all of your shares in exchange for a cash payment of $2.00 per share.

         We are asking you to contact your clients for whom you hold shares of the Common Stock registered in your name or in the name of your nominee or who hold shares of the Common Stock registered in their own names.

         Enclosed are sets of Exchange Offer material, consisting of the following:

         1. The Offering Circular.

         2. The Letter of Transmittal for your use and for the information of your clients.

         3. A Letter to Shareholders from the Chairman and Chief Executive Officer of KRUG.

         4. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

         5. A form of letter which may be sent to your clients for whose account you hold shares of the Common Stock registered in your name or the name of your nominee, with space provided for obtaining such client's instructions with regard to the Exchange Offer.

         6. The Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for shares are not immediately available or if the procedure for book-entry transfer cannot be completed on a timely basis.

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         Please forward this material as soon as possible to your beneficial
Holders. KRUG will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of the Common Stock pursuant to the Exchange Offer. You will be reimbursed by KRUG for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials for your clients. KRUG will pay all transfer taxes, if any, applicable to the transfer and exchange of shares of Common Stock, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

         Your prompt action is requested. The Exchange Offer will expire at 12:00 midnight, Atlanta, Georgia time, on September 17, 1999, unless extended.

         To participate in the Exchange Offer, stock certificates for shares of the Common Stock and a duly executed and properly completed Letter of Transmittal or facsimile thereof, together with any other required documents, must be delivered to the Exchange and Information Agent as indicated in the Offering Circular. Alternatively, in lieu of delivery of stock certificates, a shareholder may tender by causing a transfer of his shares of the Common Stock to the Exchange and Information Agent's account at The Depository Trust Company or any other participating book-entry transfer facility at which the Exchange and Information Agent has established an account with respect to the shares of the Common Stock.

         If shareholders wish to tender, but it is impracticable for them to forward their stock certificates prior to the expiration of the Exchange Offer, a tender may be effected by following the guaranteed delivery procedures described in the Offering Circular under "The Exchange Offer--How to Tender."

         Your solicitation of tenders of shares of the Common Stock will constitute your representation to KRUG that (i) in connection with such solicitation, you have complied with the applicable requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any applicable state securities or blue sky law, and the applicable rules and regulations thereunder, (ii) if a foreign broker or dealer, you have conformed to the Rules of Fair Practice of the National Association of Securities Dealers, Inc. in making solicitations, and (iii) in soliciting tenders of such shares, you have not used any solicitation materials other than those furnished by KRUG.

         The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of Common Stock residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

         Additional copies of the enclosed material may be obtained from First Union National Bank, the Exchange and Information Agent, at (800) 829-8432.

                                       Very truly yours,
                                       KRUG International Corp.

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         NOTHING HEREIN OR THE IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR
ANY PERSON AS AN AGENT OF KRUG OR THE EXCHANGE AND INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS EXPRESSLY MADE IN THE OFFERING CIRCULAR OR THE LETTER OF TRANSMITTAL.